As filed with the U.S. Securities and Exchange Commission on September 22, 2020
Registration Statement No. ____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________
Digital Media Solutions, Inc.
(Exact name of Registrant as specified in its charter)
_______________________________________

Delaware	98-1399727
(State of incorporation)	(I.R.S. Employer Identification No.)

4800 140th Avenue N. , Suite 101, Clearwater, Florida 33762
(Address of Principal Executive Offices)
_______________________________________

Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan
(Full Title of Plan)
_______________________________________
Ryan Foster
General Counsel, Executive Vice President of Compliance and Secretary
DIGITAL MEDIA SOLUTIONS, INC.
4800 140th Avenue N., Suite 101, Clearwater, Florida 33762
(Name and Address of Agent for Service)
(877) 236-8632
(Telephone Number, including Area Code, of Agent for Service)
_______________________________________
With copies to:
Katherine D. Ashley, Esq.
Andrew J. Brady, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave., NW
Washington, DC 20005
(202) 371-7000
_______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”)	11,630,172	$8.27	$96,181,522	$12,484.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Class A Common Stock of Digital Media Solutions, Inc. (the “Registrant”) that may, with respect to the shares of Class A Common Stock registered hereunder, become issuable under the Registrant’s 2020 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Class A Common Stock as reported on the New York Stock Exchange on September 21, 2020.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001298 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE
Digital Media Solutions, Inc. (the “Company” or “Registrant”) is filing this registration statement on Form S-8 (“Registration Statement”) to register 11,630,172 shares of its Class A Common Stock, par value $0.0001 per share, issuable pursuant to the Registrant’s 2020 Omnibus Incentive Plan (the “Incentive Plan”).
PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of the instructions to the Registration Statement will be sent or given to participants in the Incentive Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) as a part of this Registration Statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this Registration Statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this Registration Statement. We are incorporating by reference:
a.The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020.
b.The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 8, 2020, and June 30, 2020, filed with the SEC on August 10, 2020.
c.The Company’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 12, 2020, February 14, 2020, April 24, 2020, June 22, 2020, July 2, 2020, July 6, 2020, July 14, 2020, July 16, 2020, July 20, 2020, July 27, 2020, August 10, 2020 and August 28, 2020 (excluding “furnished” and not “filed” information).
d.The description of the Company’s Class A Common Stock, par value $0.0001 per share, contained in the registration statement on Form S-1 filed with the SEC on July 31, 2020 and amended on August 6, 2020, including any amendments or reports filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8‑K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporate Law (the “DGCL”), as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 20 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from registration claimed
Not applicable.

Item 8. Exhibits x

Exhibit Numbers	Description

4.2	Certificate of Incorporation of Digital Media Solutions, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on July 16, 2020, and incorporated herein by reference)

4.3	Bylaws of Digital Media Solutions, Inc. (filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on July 16, 2020, and incorporated herein by reference)

5.1	Opinion of Monique Pattillo, Senior SEC Attorney of Digital Media Solutions, Inc.*

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Leo Holdings Corp.*

23.2	Consent of Ernst & Young LLP, independent registered accounting firm for Digital Media Solutions Holdings, LLC.*
23.3	Consent of Marcum LLP, independent registered accounting firm for W4 LLC.*
23.4	Consent of Marcum LLP, independent registered accounting firm for UE Authority, Co.*
23.5	Consent of Monique Pattillo, Senior SEC Attorney of Digital Media Solutions, Inc. (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page hereto)*

99.1	Digital Media Solutions, Inc. Omnibus Incentive Plan (filed as Exhibit 10.9 to Amendment No. 1 to our Current Report on Form 8-K filed with the SEC on July 20, 2020, and incorporated herein by reference)
_________________
* Filed herewith
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on the 22nd day of September, 2020.

Digital Media Solutions, Inc.

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Chief Executive Officer
Each person whose signature appears below hereby constitutes and appoints Joseph Marinucci, Ryan Foster and Robbie Isenberg, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Marinucci	Chief Executive Officer, President and Director	September 22, 2020
Joseph Marinucci	(Principal Executive Officer)

/s/ Randall Koubek	Chief Financial Officer	September 22, 2020
Randall Koubek	(Principal Financial and Accounting Officer)

/s/ Mary Minnick	Chairperson of the Board	September 22, 2020
Mary Minnick

/s/ Fernando Borghese	Director	September 22, 2020
Fernando Borghese

/s/ Robbie Isenberg	Director	September 22, 2020
Robbie Isenberg

/s/ James H. Miller	Director	September 22, 2020
James H. Miller

/s/ Lyndon Lea	Director	September 22, 2020
Lyndon Lea

/s/ Robert Darwent	Director	September 22, 2020
Robert Darwent